EXHIBIT 99.3

CYLINK CORPORATION

Financial Statements

at December 31, 2002 and 2001, and

for the years ended December 31, 2002, 2001 and 2000

and Independent Auditors’ Report

[LETTERHEAD OF DELOITTE & TOUCHE LLP]

Independent Auditors’ Report

To the Board of Directors and Shareholders of Cylink Corporation:

We have audited the accompanying consolidated balance sheets of Cylink Corporation and subsidiaries (“Cylink”) as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders’ equity and comprehensive loss and of cash flows for each of the three years in the period ended December 31, 2002.  These financial statements are the responsibility of Cylink’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Cylink at December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3 to the financial statements, in 2002 Cylink changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, “ Goodwill and Other Intangible Assets”.

As discussed in Note 1 to the financial statements, on February 5, 2003, SafeNet, Inc., a Delaware corporation (“SafeNet”), completed its acquisition of Cylink and Cylink became a wholly-owned subsidiary of SafeNet, Inc.

/s/ Deloitte & Touche LLP

San Jose, California

February 5, 2003

Cylink Corporation

Consolidated Balance Sheets

(Dollars in thousands, except share and per share data)

	December 31,
	2002	2001
Assets
Current assets:
Cash and cash equivalents	$5,613	$9,606
Accounts receivable, net of allowances of $393 and $1,057	3,786	10,102
Insurance claim receivable	6,404	—
Inventories	2,702	4,832
Other current assets	860	2,076
Total current assets	19,365	26,616

Restricted cash	668	1,400
Property and equipment, net	2,551	6,075
Acquired technology and other intangibles, net	8,519	10,426
Goodwill, net	—	6,222
Notes receivable from employees	—	1,021
Other assets	158	932
	$31,261	$52,692
Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of lease obligations and equipment line of credit	$—	$139
Accounts payable	955	2,757
Accrued liabilities	5,039	5,439
Legal settlement payable	6,200	—
Income taxes payable	455	412
Deferred revenue	1,466	2,130
Total current liabilities	14,115	10,877

Deferred revenue, less current portion	—	214
Other accruals, less current portion	328	1,713
	328	1,927
Commitments and contingencies (Notes 15 and 17)

Shareholders’ equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 55,000,000 shares authorized; 33,209,000 and 32,872,000 shares issued and outstanding	332	329
Additional paid-in capital	158,811	158,359
Accumulated other comprehensive loss	(8)	(18)
Accumulated deficit	(142,317)	(118,782)
Total shareholders’ equity	16,818	39,888
	$31,261	$52,692

The accompanying notes are an integral part of these consolidated financial statements.

Cylink Corporation

Consolidated Statements of Operations

(in thousands, except per share data)

	Year ended December 31,
	2002	2001	2000
Revenue:
Product revenue	$19,299	$37,711	$58,539
Services revenue	7,791	10,855	9,568
Royalty income	434	59	—
Total revenue	27,524	48,625	68,107

Cost of revenue:
Cost of product revenue	8,388	14,739	21,483
Cost of services revenue	1,556	3,898	5,758
Amortization of developed technology	1,728	1,728	2,124
Total cost of revenue	11,672	20,365	29,365
Gross profit	15,852	28,260	38,742

Operating expenses:
Research and development, net	10,511	16,961	21,994
Selling and marketing	9,876	16,288	33,691
General and administrative	7,876	10,528	13,626
Amortization of purchased intangibles	180	1,487	991
Impairment of goodwill	6,222	—	—
Restructuring charges	4,935	1,992	818
Loss from divestiture of Algorithmic Research, Ltd.	—	2,661	—
Purchased in-process technology	—	—	3,681
Total operating expenses	39,600	49,917	74,801

Loss from operations	(23,748)	(21,657)	(36,059)

Other income (expense):
Interest income, net	116	663	1,308
Other income (expense), net	31	141	(237)
Write-down of investment in unaffiliated company	(222)	(316)	—
Other income, net	(75)	488	1,071

Loss from operations before income taxes	(23,823)	(21,169)	(34,988)
Income tax expense (benefit)	(288)	(1,119)	400
Net loss	$(23,535)	$(20,050)	$(35,388)

Net loss per share — basic and diluted	$(0.71)	$(0.62)	$(1.15)

Shares used in per share calculation — basic and diluted	32,948	32,534	30,771

The accompanying notes are an integral part of these consolidated financial statements.

Cylink Corporation

Consolidated Statements of Shareholders’ Equity and Comprehensive Loss

(dollars in thousands)

	Common Stock		Additional Paid-in Capital	Deferred Compensation	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total	Comprehensive Loss
	Shares	Amount

Balance at January 1, 2000	29,877,000	299	126,896	(1,790)	(82)	(63,344)	61,979
Issuance of common stock and options for Celotek acquisition	1,664,000	16	25,743	(545)			25,214
Issuance of common stock under stock option and stock purchase plans	1,140,000	12	6,387				6,399
Adjustment due to employee termination			(221)	221			—
Amortization of deferred compensation	—			883			883
Translation adjustment	—				66		$66	66
Net loss	—					(35,388)	(35,388)	(35,388)
Comprehensive loss	—	—	—	—	—	—	—	$(35,322)
Balance at December 31, 2000	32,681,000	327	158,805	(1,231)	(16)	(98,732)	59,153
Issuance of common stock under stock option and stock purchase plans	299,000	2	197				199
Deferred compensation due to stock options			42				42
Amortization of deferred compensation				528			528
Reversal of unamortized deferred compensation due to sale of SDI			(157)	157			—
Transfer of unamortized deferred compensation related to escrowed shares	(121,000)		(546)	546			—
Stock compensation	13,000		18				18
Translation adjustment					(2)		(2)	(2)
Net loss						(20,050)	(20,050)	(20,050)
Comprehensive loss	—	—	—	—	—	—	—	$(20,052)
Balance at December 31, 2001	32,872,000	329	158,359	—	(18)	(118,782)	39,888

Issuance of common stock under stock option and stock purchase plans	287,000	3	202				205
Fair value of warrant issued to landlord			190				190
Net shares issued under cashless exercise of options	— 50,000		60				60
Translation adjustment					10		10	10
Net loss						(23,535)	(23,535)	(23,535)
Comprehensive loss	—	—	—	—	—	—	—	$(23,525)
Balance at December 31, 2002	33,209,000	$332	$158,811	$—	$(8)	$(142,317)	$16,818

The accompanying notes are an integral part of these consolidated financial statements.

Cylink Corporation

Consolidated Statements of Cash Flows

(dollars in thousands)

	Year ended December 31,
	2002	2001	2000

Cash flows from operating activities:
Net loss	$(23,535)	$(20,050)	(35,388)
Adjustments to reconcile net loss to net cash used in operating activities:
Write-down of investment in an unaffiliated company	222	316	—
Impairment of goodwill	6,222	—	—
Loss on disposition of fixed assets	1,725	76	68
Loss on divestiture of ARL	—	2,661	—
Depreciation	2,533	3,369	3,782
Amortization of intangibles	1,907	3,215	3,199
Purchased in-process research & development	—	—	3,681
Deferred income taxes	—	800	3,567
Amortization of imputed interest on note receivable	(90)	(277)	(231)
Deferred compensation related to stock options	60	570	883
Changes in assets and liabilities:
Accounts receivable	6,316	3,964	1,654
Insurance claim receivable	(6,404)	—	—
Inventories	2,130	5,510	(2,367)
Other assets	768	375	390
Accounts payable	(1,802)	(2,024)	(2,401)
Accrued liabilities	(1,785)	(1,708)	500
Legal settlement payable	6,200	—	—
Income taxes payable	43	(8)	(703)
Deferred revenue	(878)	(419)	1,754
Net cash used in operating activities	(6,368)	(3,630)	(21,612)

Cash flows from investing activities:
Restricted cash	732	—	—
Loans to employees in exchange for notes receivable	—	(5)	—
Acquisition of property and equipment	(734)	(694)	(2,994)
Collections of employee notes receivable	2,111	560	1,369
Cash transferred with divestiture of ARL and SDI	—	(1,928)	—
Acquisition of Celotek Coporation, net of cash acquired	—	—	(1,062)
Net cash provided by (used in) investing activities	2,109	(2,067)	(2,687)
Cash flows from financing activities:
Proceeds from issuance of common stock, net	395	199	6,399
Repayment of capital lease obligations, and other	(139)	(144)	(86)
Net cash provided by financing activities	256	55	6,313
Effect of exchange rate changes on cash and cash equivalents	10	(2)	66
Net decrease in cash and cash equivalents	(3,993)	(5,644)	(17,920)
Cash and cash equivalents at beginning of year	9,606	15,250	33,170
Cash and cash equivalents at end of year	$5,613	$9,606	$15,250

Supplemental disclosures
Equity issued for purchase of Celotek	$—	$—	$25,759
Cash refunds of income tax	$426	$1,963	$2,541
Net shares issued under cashless exercise of option	$60	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

Cylink Corporation

Notes to Consolidated Financial Statements

1.              The Company and a Summary of its Significant Accounting Policies

The Company

Cylink Corporation (“Cylink”) develops, manufactures, markets and supports a comprehensive portfolio of hardware and software security products for mission-critical private networks and business communications over the Internet. Cylink’s products are incorporated into local area networks (LANs) and wide area networks (WANs), including Virtual Private Networks (VPNs) that use the Internet.

Basis of presentation

The consolidated financial statements include the accounts of Cylink and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Acquisition of the Company

On February 5, 2003, SafeNet, Inc., a Delaware corporation (“SafeNet”), completed its acquisition of Cylink in accordance with the Agreement and Plan of Reorganization dated October 30, 2002 (the “Merger Agreement”) by and among SafeNet, Sapphire Acquisition Corp., a California corporation and wholly-owned subsidiary of SafeNet (“Acquisition Corp.”), and Cylink. The acquisition and the Merger Agreement were approved by the shareholders of Cylink and SafeNet, respectively, at meetings held on February 5, 2003. Pursuant to the Merger Agreement, Acquisition Corp. was merged with and into Cylink and Cylink became a wholly-owned subsidiary of SafeNet.

Pursuant to the Merger Agreement, former holders of the outstanding shares of common stock of Cylink received 0.05 of a share of common stock of SafeNet in exchange for each share of Cylink common stock. The amount and type of consideration was determined on the basis of arm’s length negotiations between SafeNet and Cylink. The acquisition is intended to qualify as a tax-free reorganization and is being accounted for as a purchase business combination.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates. These estimates include allowances for doubtful receivables, inventory write-downs, warranty costs, and valuation allowance on deferred tax assets.

Foreign currency

The functional currency of Cylink’s Israeli operations, which were divested in 2001, is the U.S. dollar. The functional currencies of Cylink’s other foreign operations are the local currencies. The effects of translating the financial position and results of operations of local functional currency operations are included as a component of other comprehensive income. The effects of foreign currency transactions and of remeasuring the financial position and results of Israeli operations into the functional currency are included in the statements of operations. Net gains and losses from foreign currency transactions were not significant during any of the periods presented.

Cash and cash equivalents

Cash and cash equivalents consist of highly liquid investment instruments with a maturity at the time of purchase of three months or less.

Inventories

Inventories are stated at the lower of standard cost (which approximates actual cost on a first-in, first-out basis) or market.

Restricted cash

Restricted cash consists of certificates of deposit, which are restricted from use pursuant to an operating lease obligation (Note 17).

Property and equipment

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three-to-five years. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the estimated useful lives of the assets or the remaining lease term. Beginning in 1999, computer software for internal use is capitalized in accordance with the guidelines of Statement of Position (“SOP”) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” issued by the American Institute of Certified Public Accountants (“AICPA”).

Impairment of long-lived assets

Cylink periodically reviews the recoverability of all long-lived assets, including the related amortization period, whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. Cylink determines whether there has been an impairment by comparing the anticipated undiscounted future net cash flows to the related asset’s carrying value. If an asset is considered impaired, the asset is written down to its estimated fair value.

Warranties — Cylink sells the majority of its products with a one-year repair or replacement warrant and records a provision of estimated claims at the time of sale. Components of the warranty accrual, which was included in the accompanying consolidated balance sheets as other current liabilities, were as follows:

(in thousands)
Balance as of January 1, 2002	$878

Recovery of Warranty Charges	(303)

Actual Warranty Costs	(301)

Balance as of December 31, 2002	$274

Revenue recognition

Cylink’s revenue is derived primarily from sales of commercial network security products, and to a lesser extent, from the license of software products and from professional services, including customer support and consulting. Fees for maintenance and support services of hardware products are charged separately from product revenue.  Revenues derived from the sale or license of Cylink’s products are recognized in accordance with the applicable accounting standards, including Statement of Position No. 97-2, “Software Revenue Recognition,” as amended. Revenue is recognized when persuasive evidence of a sale arrangement exists, such as receipt of a contract or purchase order, the product has been shipped, the sales price is fixed and determinable, collection is probable, and vendor-specific objective evidence exists to allocate a portion of the total fee to any undelivered elements of the arrangement.  Such undelivered elements typically consist of maintenance and support, which are deferred and amortized over the applicable period.  Vendor specific objective evidence of the value of maintenance and support is generally based on the annual renewal rate.  Concurrent with sales, a provision is made for estimated costs to repair or replace products under warranty arrangements.  Consulting revenues, which to date have been immaterial, are recognized on a time-and-materials or percentage of completion basis in accordance with the provisions of Accounting Research Bulletin-45, “Long-Term Construction-Type Contracts,” and Statement of Position 81-1, “Accounting for Performance of Construction-type and Certain Production-type Contracts” depending on the contract. During fiscal 2001 and 2000, Cylink recognized approximately $991,000 and $2,746,000 of revenue to one customer who accepted and took title to the related equipment and agreed to normal payment terms, but requested that Cylink store the equipment until predetermined shipment dates. At December 31, 2002, 2001, and 2000, Cylink was storing a total $528,000, $1,126,000 and $1,379,000 of such equipment respectively.

Research and development

Research and development costs are charged to operations as incurred.

Software Development Costs

Software development costs are included in research and development and are expensed as incurred. Statement of Financial Accounting Standards No. 86 (“SFAS No. 86”) “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed” requires the capitalization of certain development costs of software to be sold once technological feasibility is established, which Cylink defines as completion of a working model. The capitalized cost is then amortized on a straight–line basis over the estimated product life, or on the ratio of current revenues to total projected product revenues, whichever is greater. To date, the period between achieving technological feasibility and the general availability of such software has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, Cylink has not capitalized any software development costs under SFAS No. 86.

Stock-based compensation

Cylink accounts for stock based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. Cylink provides additional pro forma disclosures as required under SFAS No. 123, “Accounting for Stock-Based Compensation” (See Note 11).

Income taxes

Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their financial statement reported amounts. A valuation allowance is required to reduce net deferred tax assets to amounts that are more likely than not to be realized.

Loss per share

Basic loss per share is based on the weighted-average number of common shares outstanding, excluding shares in escrow related to acquisitions (Note 4). Diluted loss per share is based on the weighted-average number of common shares outstanding and dilutive potential common shares outstanding excluding contingent shares held in escrow. Cylink’s only potentially dilutive securities are stock options (See Note 11). All potentially dilutive securities have been excluded from the computation of diluted earnings per share, as their effect is anti-dilutive on the loss from continuing operations for all periods presented.

Had Cylink recorded compensation costs based on the estimated grant date fair value, as defined by SFAS 123, for awards granted, Cylink’s loss and net loss per share would have been changed to the pro forma amounts below for the years ended December 31, 2002, 2001 and 2000 (in thousands, except for per share amounts):

		Years ended December 31
		2002	2001	2000

Net loss	As reported	$(23,535)	$(20,050)	$(35,388)
	Pro forma	$(26,120)	$(24,353)	$(44,683)

Net loss per share —	As reported	$(0.71)	$(0.62)	$(1.15)
— (basic and diluted)	Pro forma	$(0.79)	$(0.75)	$(1.45)

Weighted average shares outstanding — basic		32,948	32,534	30,771
Common stock equivalents		7,321	7,603	7,546
Employee stock purchase plan equivalents		—	—	—
Weighted average shares outstanding — diluted		32,948	32,534	30,771

Concentrations of credit risk

Financial instruments that potentially subject Cylink to significant concentration of credit risk consist primarily of cash and cash equivalents, accounts receivable, and to a lesser extent, currency fluctuation of balances denominated in currencies other than the United States dollar. Cylink performs on–going credit evaluations and maintains reserves for estimated potential credit losses. Cylink minimizes the amount of cash it maintains in local currencies by maintaining excess cash in United States dollars.

One customer accounted for 15% of revenue for the year ended December 31, 2002. No customer accounted for more than 10% of revenue for the year ended December 31, 2001, and one customer accounted for 13% of revenue for the year ended December 31, 2000. Two customers accounted for 12% and 11%, respectively, of the outstanding accounts receivable at December 31, 2002. One customer accounted for 16% of the outstanding accounts receivable at December 31, 2001.

Fair value of financial instruments

The carrying amount of cash and cash equivalents approximates fair value based on the short-term nature of these instruments.

Dependence on suppliers

Cylink’s ability to timely deliver its products is dependent upon the availability of quality components and subsystems used in these products. Cylink depends in part upon subcontractors to manufacture, assemble and deliver certain items in a timely and satisfactory manner. Cylink obtains certain components and subsystems from single, or a limited number of sources. A significant interruption in the delivery of such items could have a material adverse effect on Cylink’s financial condition and results of operations.

Comprehensive loss

Comprehensive loss includes all changes in equity (net assets) during a period from nonowner sources. Examples of items to be included in comprehensive income, which are excluded from net loss, include foreign currency translation adjustments and unrealized gain/loss on available-for-sale securities. Cylink has presented comprehensive loss for each period presented within the Consolidated Statements of Shareholders’ Equity.

Reclassifications

Certain reclassifications have been made to the financial statements in order to conform to the 2002 presentation. Specifically, amortization of purchase intangibles of $1,728,000, $1,728,000, and $2,124,000 for the years ended December 31, 2002, 2001,and 2000 have been reclassified from operating expenses to cost of revenue. These reclassifications did not have any effect on net loss or on shareholders’ equity.

Recently issued accounting standards

In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 141 (“SFAS No. 141”), “Business Combinations”, which was effective for business combinations initiated after July 31, 2001.   In October 2001, the FASB issued SFAS No.  144, “Impairment or Disposal of Long-Lived Assets”, which is effective for fiscal years beginning after December 15, 2001.  In June 2001, the FASB issued SFAS No. 143, “Accounting for Retirement Obligations,” which is effective for Cylink’s fiscal year beginning January 1, 2003. Cylink has not yet assessed the impact that the adoption of SFAS No. 143 will have on its financial condition or results of operations.  The adoption of SFAS No. 141 and SFAS No. 144 did not have a material effect on Cylink’s financial condition or results of operations.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” which addresses accounting for restructuring and similar costs. SFAS No.  146 supersedes previous accounting guidance, principally Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for certain Employee Termination Benefits and Other costs to Exit an Activity (including certain Costs Incurred in a Restructuring)”. Cylink will adopt the provisions of SFAS No.  146 for the restructuring activities, if any, initiated after December 31, 2002. SFAS No.  146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3, a liability for an exit cost was recognized at the date of Cylink’s commitment to an exit plan. SFAS No. 146 also established that the liability should initially be measured and recorded at fair value. Accordingly, SFAS No. 146 may affect the timing of recognizing future restructuring costs as well as the amounts recognized.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 31, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. Cylink is currently evaluating the impact of adoption of SFAS No. 148 on its financial position and results of operations.

In November 2002, the FASB issued Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45 requires additional disclosure for guarantees, including loan guarantees such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or the market value, of the obligations it assumes under the guarantee and must disclose that information in its interim and annual financial statements. The provisions related to recognizing a liability at inception of the guarantee for the fair value of the guarantor’s obligations does not apply to product warranties or to guarantees accounted for as derivatives. The initial recognition and initial measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. Cylink has not yet assessed the impact of adoption of FIN 45 on its financial position or results of operations.

2.              Restructuring Charges

Excess Space

In the fourth quarter of 2001, Cylink recorded a $1.4 million charge to accrue a reserve for the estimated costs of excess office space in Santa Clara and the United Kingdom and related furniture and equipment, net of estimated proceeds from planned subleasing. In the first nine months of 2002, Cylink increased its estimate by an additional $1.6 million based on a continued weak sublease market. On October 30, 2002, Cylink entered into an agreement to terminate a portion of the lease arrangement with the landlord and reduced the reserve to the remaining rent obligation prior to termination at December 31, 2002. Approximately $0.5 million of the reserves were utilized through December 31, 2002.

The following table summarizes the activity representing the restructuring charge related to the excess space accrual in the consolidated balance sheet for the periods presented:

	2002	2001
	(in thousands)
Balance at January 1	$1,359	$—
Additions	1,636	1,359
Utilization	(549)	—
Reduction due to lease modification	(2,013)	—

Balance at December 31	$433	$1,359

Lease Modification

On October 30, 2002, Cylink entered into a lease modification agreement with the landlord to terminate its lease obligations on approximately 46,724 square feet effective November 1, 2002,

and another 49,104 square feet effective March 1, 2003 in exchange for the payment of $3.2 million, $1.0 million to come from an existing security deposit held by the landlord, and a warrant to purchase 500,000 shares of Cylink common stock at a price of $0.3838 per share with a fair value of $190,000. The legal expenses of $75,000 and unamortized sublease commission of $57,000 associated with lease modification were also included in restructuring charges in 2002. The deferred rent of $575,000 associated with the terminated lease space was reversed and recorded as a reduction of restructuring charges during 2002. Cylink will continue to lease approximately 46,724 square feet as its headquarters and manufacturing facility from the existing landlord at the previous rates set forth in its lease agreement. In conjunction with the lease modification, Cylink determined that certain leasehold improvements, and furniture and fixtures were impaired. The resulting impairment loss of $1,641,000 is reflected as restructuring charges in 2002.

Workforce Reductions

Included in restructuring charges for 2002, Cylink also recorded as expense $724,000 of expense related to severance payments to 36 former employees, including 10 research and development, 18 sales and marketing, 2 manufacturing, 2 general and administrative, and 4 customer service employees, affected by the workforce reduction. The amount was fully paid in 2002.

In the second, third, and fourth quarters of 2001, Cylink initiated workforce reductions affecting a total of 79 employees, including 34 research and development, 15 sales and marketing, 11 manufacturing, 11 general and administrative, and 8 customer service employees, incurring a total of $0.6 million in severance charges which was fully paid during 2001.

On October 30, 2000, Cylink announced a restructuring in order to streamline operations and reduce costs. Cylink initiated workforce reductions of 36 employees, including 16 sales and marketing, 9 general and administrative, 4 manufacturing, 4 customer service, and 3 research and development employees, incurring severance costs of $0.5 million before taxes fully paid during 2000 and pre-tax lease cancellation costs of $0.3 million accrued at December 31, 2000.

The following table summaries the restructuring charges described above:

	2002	2001	2000
	(in thousands)
Lease modification and termination	$3,200	$—	$290
Lease modification — property and equipment impairment	1,641	—	—
Lease modification — fair value of warrants	189	—	—
Lease modification — other expenses	133	—	—
Lease modification — deferred rent reduction	(575)	—	—
Excess Space — additions	1,636	1,359	—
Excess Space — reductions	(2,013)	—	—
Workforce reduction	724	633	528

Total	$4,935	$1,992	$818

3.              Goodwill and Other Intangible Assets

Goodwill and other intangibles were being amortized on a straight-line basis over three-to-seven years through December 31, 2001. Cylink adopted SFAS No.  142, “Goodwill and Other Intangible Assets” effective Jan 1, 2002.  SFAS No.  142 requires that goodwill is no longer amortized, but tested for impairment at least annually, or more frequently if certain indications arise. As a result of the adoption of SFAS No. 142, $333,000 relating to acquired workforce was reclassified from identified intangibles to goodwill. Cylink completed its initial goodwill impairment tests on January 1, 2002, and determined that no impairment of goodwill had occurred as of that date.

In September 2002, a significant decrease in market value of Cylink’s publicly traded shares reduced the fair value of Cylink well below its carrying amount. As a result, Cylink conducted an additional impairment test and determined that all of its goodwill was impaired. The resulting impairment loss of $6.2 million is reflected in fiscal 2002.

Changes in the carrying amount of goodwill for the year ended December 31, 2002 are as follows (in thousands):

Balance as of December 31, 2001	$6,222
Write-off of Cylink-Belguim	(29)
Write-off of Cylink-ATM-TC	(6,193)
Balance as of December 31, 2002	$—

A reconciliation of the previously reported net income and earnings per share to the amounts adjusted for the exclusion of goodwill amortization follows:

	Years ended December 31,
	2002	2001	2000
	(in thousands, except per share data)

Reported net loss	$(23,535)	$(20,050)	$(35,388)
Add back goodwill amortization, net of income taxes	—	1,311	931
Adjusted net loss	$(23,535)	$(18,739)	$(34,457)

Reported basic and diluted net loss per share	$(0.71)	$(0.62)	$(1.15)

Adjusted basic and diluted net loss per share	$(0.71)	$(0.58)	$(1.12)

Information regarding Cylink’s other intangible assets is as follows (in thousands):

	December 31, 2002			December 31, 2001
	Carrying Amount	Accumulated Amortization	Carrying Net	Accumulated Amount	Amortization	Net

Developed Technology	$12,077	$(4,032)	$8,045	$12,077	$(2,305)	$9,772
Customer Base	894	(420)	474	894	(240)	654
Total	$12,971	$(4,452)	$8,519	$12,971	$(2,545)	$10,426

                Amortization expense of other intangible assets was $1,907,000, $1,908,000 and 931,000 for the twelve months ended December 31, 2002, 2001 and 2000, respectively.

                The estimated amortization for each of the five fiscal years subsequent to December 31, 2002 is as follows:

Year Ended December 31,	Amortization Expense

2003	1,908
2004	1,908
2005	1,842
2006	1,728
2007	1,133

Total	$8,519

4.              Acquisitions

Celotek

On August 30, 2000, Cylink acquired all the outstanding shares of Celotek, a developer of high-performance Asynchronous Transfer Mode network security appliances. Cylink exchanged 1,590,137 shares of common stock with a fair value of $22,386,000 and cash of $515,000 for all the outstanding shares of Celotek. In addition, Cylink converted outstanding options to purchase Celotek common stock into options to purchase 307,500 shares of common stock of Cylink with an aggregate fair value of $2,329,000. The fair value of these options were determined using the Black-Scholes option pricing model with the following assumptions: expected life of 2.9 years, risk-free interest rate of 6.00%, volatility of 80% and no dividends during the expected term. The total purchase price was $26,500,000, which included transaction costs of $1,270,000, a portion of which was satisfied through the issuance of 33,728 shares of Cylink’s common stock.

In addition, during 2001, 40,913 shares were issued to former employees of Celotek who were employed by Cylink for twelve months following the date of acquisition.  The fair value ($545,000) of these shares was amortized to compensation expense over the twelve month vesting term following the acquisition date.

Of the total shares issued under the agreement, 241,572 shares of common stock, held in escrow as collateral for general representations and warranties made by Celotek under the agreement, were released after a period of one year from the closing.

Assets acquired and liabilities assumed in the acquisition were as follows (in thousands):

Current assets (including cash and cash equivalents of $253)	$2,429
Property and equipment	1,059
Acquired technology	12,077
In-process technology	3,681
Goodwill	7,225
Other intangibles	1,403
Current liabilities	(1,189)
Long-term debt assumed	(185)

$26,500

The allocation of the purchase price to the respective intangible assets was based on management’s estimates of the after-tax cash flows.  This allocation gave explicit consideration to the Securities and Exchange Commission’s view on purchased in-process research and development as set forth in its September 9, 1998 letter to the American Institute of Certified Public Accountants.  Management’s estimates gave consideration to the following: (i) the employment of a fair market value premise excluding any Company-specific considerations that could result in estimates of investment value for the subject assets; (ii) comprehensive due diligence concerning all potential intangible assets; (iii) the determination that none of the technology development had been completed at the time of the acquisition; and (iv) the allocation to in-process research and development based on a calculation that considered the present value of the operating income that would have been generated by the in process research and development project that is attributable to the acquired technology if successfully completed.

Cylink allocated $3.7 million to acquired in-process research and development that had not reached technological feasibility as of the date of the transaction. The acquired in-process research and development was approximately 80% complete towards development of a reduced cost asynchronous transfer mode encryptor. The primary remaining efforts associated with the development of the technology included several key areas.  The key areas were completing the hardware and electronics necessary to make the product functional and shock and heat testing. Cylink incurred approximately 27 person months of additional development since acquisition and completed the initial development of the technology in November 2000.

The values assigned to acquired in process research and development was determined by estimating the costs to develop the purchased in-process technology into a commercially viable product, estimating the resulting net cash flows from the product and discounting the net cash flows to their present value. The revenue projections used to value the acquired in-process research and development was based on estimates of relevant market sizes, growth factors, expected trends in technology and other factors.  Operating expenses were estimated based on historical results and anticipated profit margins.

The rates utilized to discount the net cash flows to their present value were based on cost of capital calculations.  Due to the nature of the forecast and risks associated with the projected growth, profitability and the developmental nature of the product an after-tax discount rate of 30% was used to value the in process research and development.

The discount rate was commensurate with the stage of development and the uncertainties in the economic estimates described above. If the acquired in-process research and development product is not commercially successful, Cylink’s business, operating results and financial condition may be materially adversely affected in future periods. In addition, the value of other intangible assets acquired may be impaired.

The following unaudited pro forma information shows the results of operations for the years ended December 31, 2000, as if the Celotek acquisition had occurred at the beginning of the earliest period presented and at the purchase price established in October 2000 (in thousands, except per share amounts):

Total revenue	$69,567
Net loss	$(39,791)

Loss per share - basic and diluted:	$(1.25)

5.              Divestitures

On April 9, 2001, Cylink sold its security consulting and professional services subsidiary, Security Design International, to a private company in exchange for 209,425 shares of Series C preferred stock representing a minority interest in that company. No gain or loss was recorded on the transaction. Cylink evaluated the carrying value of its investment in the preferred shares of that private company at December 31, 2001, and recorded a charge for impairment of the value of that investment in the amount of $0.3 million. Cylink again evaluated the carrying value of its investment in the preferred shares of that private company at March 31, 2002, and recorded a charge for impairment of the balance in the value of that investment in the amount of $0.2 million.

On June 22, 2001, Cylink announced that it would close or sell its Israeli subsidiary, Algorithmic Research, Ltd. (“ARL”). Cylink recorded a $2.5 million charge during the second quarter of 2001, resulting from the write-down of assets associated with the wind-up of that subsidiary. On August 9, 2001, Cylink executed an Allotment and Conversion Agreement and various related documents (collectively the “ARL Divestiture”), under which Cylink effectively transferred ownership in ARL to ARL’s existing employees. More specifically, Cylink transferred an 81% ownership in ARL to a trustee acting on behalf of ARL’s existing employees, and converted its remaining minority interest and its intercompany debt of approximately $13.1 million to preferred stock of ARL having certain rights and privileges in the event of ARL’s sale or liquidation. The fair value of these preferred shares was considered to be nil and accordingly, no value has been assigned to Cylink’s ownership interest in the preferred stock. As part of the ARL Divestiture, Cylink paid $1.5 million, and forgave an additional $1.45 million in intercompany debt, for sale of ARL’s virtual private networking technology, a royalty-free, irrevocable license to ARL’s remaining base of existing intellectual property solely for incorporating into Cylink Products, and a release and waiver from all of ARL’s existing employees. Cylink also agreed to assign certain contracts to ARL concerning licenses of ARL’s products, and to wind up ARL’s subsidiaries’ operations in Germany and Singapore. Under the ARL Divestiture, ARL will retain ownership and responsibility for all of its other assets and liabilities. Cylink incurred an additional $0.3 million loss in connection with the divestiture during the third quarter of 2001.

6.              Working Capital Loan

On June 27, 2001, Cylink entered into a loan and security agreement with a bank under which it could borrow up to $7.5 million by way of revolving advances. The loan facility matured on June 27, 2002, and was renewed during the third quarter of 2002 at $5.0 million through July 27, 2003. The loan is secured by all of Cylink’s tangible assets and contains a covenant to maintain a minimum tangible net worth, which Cylink was in breach of as of December 31, 2002. The revolving loan provides for loan advances up to 80% of Cylink’s eligible accounts receivable, bearing an interest rate of 1.75% above the Bank’s prime rate of interest (prime was 4.25% as of December 31, 2002). Cylink paid a commitment fee of $0.08 million at the inception of the loan, which is being amortized over its one-year term, and a $0.05 million paid at renewal, which is being amortized over the one-year renewal term. There have been no advances made under the loan since its inception.

As a result of the acquisition of Celotek, Cylink acquired an equipment line of credit for up to $2 million.  This line matured December 1, 2002, and bore interest at the prime rate plus 1%. The line of credit was paid in full on December 1, 2002.

7.              Move to NASDAQ Small Cap Market

On June 27, 2002, Cylink received a notice from the staff of The Nasdaq National Market that its Common Stock had failed to maintain the minimum bid price of $1.00 over the prior 30 trading days as required for continued listing on The Nasdaq National Market. On October 3, 2002, Cylink Corporation moved trading of its common stock from The Nasdaq National Market to The Nasdaq Small Cap Market. Cylink continues to be traded under the symbol, “CYLK”.

8.              Details of Balance Sheet Components

	December 31,
	2002	2001
	(in thousands)
Inventories:
Raw materials	$964	$2,482
Work in process and subassemblies	1,108	1,171
Finished goods	630	1,179
	$2,702	$4,832
Property and equipment:
Machinery and equipment	$9,163	$9,393
Leasehold improvements	1,977	3,525
Software	2,836	2,696
Furniture and fixtures	1,359	1,870
	15,335	17,484
Less: accumulated depreciation and amortization	(12,784)	(11,409)
	$2,551	$6,075
Accrued liabilities:
Compensation and benefits	$2,162	$2,310
Legal and Accounting costs	1,263	1,028
Restructuring provisions, current portion	433	578
Warranty costs	274	878
Royalties	86	45
Distributor commissions	25	117
Employee severance costs	—	56
Other	796	427
	$5,039	$5,439

9.              Income Taxes

Income tax provision (benefit) for income from continuing operations consists of the following:

	Year ended December 31,
	2002	2001	2000
	(in thousands)
Current:
Federal	$(424)	$(1,919)	$(1,096)
State	91	—	(2,071)
Foreign	45	—	—
	$(288)	$(1,919)	$(3,167)

Deferred:
Federal	$—	$800	$1,496
State	—	—	2,071
	—	800	3,567
	$(288)	$(1,119)	$400

                Deferred tax assets comprise the following:

	December 31,
	2002	2001
	(in thousands)
Assets:
Net operating loss and credit carryforwards	$25,401	$20,209
Uniform capitalization	645	—
Inventory reserves and basis differences	4,169	3,579
Accrued expenses	597	1,761
Product reserves	815	1,294
Warranty reserve	112	481
Bad debt reserve	74	197
Other	497	—
Total deferred tax assets	32,310	27,521

Valuation allowance	(32,310)	(27,521)
Net deferred tax assets	$—	$—

Net deferred tax assets at December 31, 2002 and 2001 are based on Cylink’s estimated available carryback capacity. Cylink recorded a valuation allowance against the remainder of its deferred tax assets.

The increase of $4,789,000 in the valuation allowance during the year ended December 31, 2002 was primarily a result of the increased net operating loss generated in 2002. Cylink provided a full valuation allowance against the deferred tax assets based on the company’s evaluation of the likelihood of realization of future tax benefits resulting from the deferred tax assets.

At December 31, 2002, Cylink has net operating loss (NOL) carryforwards of approximately $47,925,000 and $22,903,000 for federal and state income tax purposes, respectively. The federal NOL carryforwards expire through 2022, while the state NOL carryforwards expire through 2012.

At December 31, 2002, Cylink has federal and state research credit carryforwards of approximately $4,290,000 and $2,553,000, respectively. The federal credits expire through 2022 and the state credits have no expiration.

In addition, Cylink has state manufacturing credit carryforwards of approximately $370,000, which expire through 2012.

Current federal and California tax laws include substantial restrictions on the utilization of net operating losses and tax credits in the event of an “ownership change” of a corporation. Accordingly, Cylink’s ability to utilize net operating loss and tax credit carryforwards may be limited as a result of such “ownership change.” Such a limitation could result in the expiration of carryforwards before they are utilized.

The provision (benefit) for income taxes for continuing operations reconciles to the amount computed by applying the United States federal statutory rate to income before taxes as follows:

	Year ended December 31,
	2002	2001	2000
U.S. federal statutory income tax rate	(35.0)%	(35.0)%	(35.0)%
State taxes, net of federal tax benefit	—	—	(5.7)
Impairment of goodwill	9.1	—	—
Research and development tax credits	—	(0.8)	(1.8)
Change in valuation allowance	22.9	20.3	37.6
Foreign losses not benefitted	—	5.5	7.6
Other	1.8	4.5	(1.7)
Effective Tax Rate	(1.2)%	(5.5)%	1.0%

10.       Preferred stock

In connection with Cylink’s initial public offering in 1996, the Board of Directors authorized the issuance of up to 5,000,000 shares of undesignated preferred stock. The Board has the authority to issue the undesignated preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. No preferred stock had been issued as of December 31, 2002.

11.       Stock option plans

Cylink has three stock option plans: the 1994 Flexible Stock Incentive Plan which was the successor plan to the 1987 plan (“1994 Plan”), the Cylink ATM Technology Center 2000 Stock Option Plan (“2000 Plan”), and the Cylink Corporation 2001 Non-Qualified Stock Incentive Plan (“2001 Plan”). The 1994 Plan provides for the grant of incentive stock options and nonqualified stock options to executives, employees and consultants to purchase up to 8,050,000 Common Shares. Stock options may be granted at prices not less than 100% and 85% for incentive and nonqualified stock options, respectively, of the fair market value of the stock on the date of grant. Through December 31, 2002, all nonqualified stock options have been granted at or above 100% of the fair market value of the stock on the date of grant. Options granted under the 1994 Plan are exercisable at such times and under such conditions as determined by the Board of Directors, and generally vest over four years. Options generally expire six years from the date of grant.

Cylink adopted the 2000 Plan in conjunction with the acquisition of Celotek Corporation in 2000. The 2000 Plan provides for the grant of incentive stock options and nonqualified stock options to executives, employees and consultants to purchase up to 300,000 Cylink Common Shares.

Cylink adopted the 2001 Plan in September 2001. The 2001 Plan provides for the grant of nonqualified stock options to executives, employees and consultants to purchase up to 2,000,000 Cylink Common Shares.

Option activity is summarized as follows:

	Shares Available for grant	Options Outstanding	Weighted Average Exercise Price
	(thousands of shares)

Balance at December 31, 1999 (2,269,000 shares exercisable at a weighted average exercise price of $5.10)	1,153	6,899	$5.19
Approved	1,200
Granted at market price (weighted average fair value of $5.92)	(3,036)	3,036	8.61
Granted above market price (weighted average fair value of $0.23)	(59)	59	16.98
Exercised	—	(978)	5.63
Canceled	1,470	(1,470)	6.20

Balance at December 31, 2000 (2,919,000 shares exercisable at a weighted average exercise price of $5.17)	728	7,546	$6.39
Approved	1,200
Granted at market price (weighted average fair value of $0.62)	(2,484)	2,484	0.88
Granted above market price (weighted average fair value of $0.17)	(1,300)	1,300	0.54
Exercised	—	(38)	0.88
Canceled	3,689	(3,689)	5.80

Balance at December 31, 2001 (3,370,000 shares exercisable at a weighted average exercise price of $5.10)	1,833	7,603	$3.88
Approved
Granted at market price (weighted average fair value of $0.51)	(1,052)	1,052	0.72
Exercised	—	(243)	0.57
Canceled	1,591	(1,591)	5.30

Balance at December 31, 2002	2,372	6,821	$3.18

Significant option groups outstanding at December 31, 2002, and related weighted average exercise price and contractual life information are as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price

$0.01 to $0.54	2,239,000	4.7	$0.52	1,423,000	$0.50
$0.55 to $0.93	1,250,000	5.3	0.70	225,000	0.80
$0.97 to $3.97	1,292,000	3.7	2.78	1,023,000	3.05
$4.00 to $17.00	2,040,000	2.7	7.90	1,764,000	7.17
	6,821,000	4.0	$3.18	4,435,000	$3.76

Pro forma stock compensation disclosures

The estimated grant date fair value disclosed by Cylink is calculated using the Black-Scholes model. The Black-Scholes model, as well as other currently accepted option valuation models, was developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from Cylink’s stock option awards. These models also require highly subjective assumptions, including future stock price volatility and expected time until exercise, which greatly affect the calculated grant date fair value.

The following weighted average assumptions are included in the estimated grant date fair value calculations for Cylink’s stock option awards under the 1994 Plan (“Option Plan”) and Employee Stock Purchase Plan (“ESPP”):

Option Plan

	2002	2001	2000
Expected life (years)	2.91	2.26	2.54
Risk-free interest rate	3.11%	3.97%	6.43%
Volatility	135%	134%	120%
Dividend yield	0.00%	0.00%	0.00%

ESPP

	2002	2001	2000
Expected life (years)	0.5	0.5	0.5
Risk-free interest rate	3.11%	3.97%	6.43%
Volatility	135%	134%	120%
Dividend yield	0.00%	0.00%	0.00%

12.       Employee Stock Purchase Plan

In January 2000, Cylink adopted an Employee Stock Purchase Plan that makes available shares of Cylink’s common stock for full time employees of Cylink to purchase at a discount to the open market price through a payroll deduction plan. From its adoption through December 31, 2002, 855,200 shares have been made available for purchase under the Plan. Employee contributions were limited to 12% of their base compensation during the initial five-month offering period and 10% of their base compensation during each subsequent six-month offering period, subject to an overall limitation of $25,000 per year. Employee contributions that are accumulated during the offering period are used to purchase Cylink Common Stock at the end of the offering period at a 15% discount to the lower of the Cylink market prices at the first day and the last day of the offering period. In connection with the planned merger with SafeNet, the Employee Stock Purchase Plan was terminated on December 31, 2002.

13.       401K Plan

U.S. employees may participate in the Cylink Corporation 401(k) Savings and Retirement Plan, which was established as a supplemental retirement program. Beginning May 1, 1987, enrollment in the 401k Plan is automatic for employees who meet eligibility requirements unless they decline participation. Under the 401K Plan program, Cylink matches contributions by employees up at the rate of 100% of an employee’s annual compensation to a maximum of $1,000 per year. Cylink’s expense related to the 401k Plan was $0.01 million in 2002, $0.2 million in 2001, and $0.3 million in 2000. In connection with the planned merger with SafeNet, Cylink terminated its 401k Plan effective January 31, 2003.

14.       Notes Receivable From Employees or Former Employees

During 1997, 1998, and 1999, Cylink made loans to certain of its officers towards the purchase of their principal residences. The notes are interest free and are secured by deeds of trust on the related residences. Cylink has imputed interest on the notes based on an assumed interest rate of 8% per annum. The notes were fully collected during 2002.

15.       Contingencies

Securities Class Action.

In 1998, Cylink filed amended Forms 10-Q for the first and second quarters of 1998 and an amended Form 10-K for 1997, reflecting restated financial results for those quarters, and for the fourth quarter of 1997.  Between November 6, 1998 and December 14, 1998, several securities class action complaints were filed against Cylink and certain of its current and former directors and officers in federal courts in California.  These complaints allege, among other things, that Cylink’s previously issued financial statements were materially false and misleading and that the defendants knew or should have known that these financial statements caused Cylink’s common stock price to rise artificially.  The actions variously allege violations of Section 10(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, and SEC Rule 10b-5 promulgated thereunder, and Section 20 of the Exchange Act.

On October 16, 2002, after lengthy settlement discussions, Cylink entered into an agreement to settle the class action suit for $6.2 million and the related legal expense of $0.2 million to be paid entirely from insurance proceeds. The settlement agreement is subject to approval by the United

States District Court for the Northern District of California. The $6.2 million legal settlement is reflected in the accompanying consolidated balance sheet as of December 31, 2002 as an insurance claim receivable, and a legal settlement payable, and accrued liability.

Other Litigation

In addition, in the normal course of business, we, from time to time, receive inquiries or other communication with regard to possible infringement of third party intellectual property rights by our patents, or the features or content of certain of our products.  We believe it is unlikely that the outcome of these infringement inquiries will have a material adverse effect on our financial position or results of operations, however if litigation results from any of these inquires and the outcome is unfavorable to us, it could have a material adverse effect on our cash flows, results of operations and financial condition.

There has been substantial litigation regarding patent and other intellectual property rights in the software and network security industry related industries.  Further commercialization of our products could provoke claims of infringement from third parties.  In the future, litigation may be necessary to enforce our patents, to protect our trade secrets or know-how or to defend against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of others.  Any such litigation could result in substantial cost and diversion of our efforts, which by itself could have a material adverse effect on our financial condition and operating results.  Further, adverse determinations in such litigation could result in loss of proprietary rights, subject us to significant liabilities to third parties, require us to seek licenses from third parties or prevent us from manufacturing or selling our products, any of which could have a material adverse effect on our business, financial condition or results of operations.

16.       Geographic Information

Cylink operates in one reportable segment, network security. Revenue from continuing operations and long-lived assets, classified by the major geographic areas in which Cylink operates, were as follows:

	Year ended December 31,
	2002	2001	2000
	(in thousands)
Revenue:
Sales to unaffiliated customers:
From United States to:
Customers in United States	$19,202	$30,632	$41,567
Customers in Central and
South America	104	858	1,384
Customers in Europe	280	2,651	4,379
Customers in Asia	2,887	4,643	5,537
From Europe to customers in Europe	4,617	7,332	7,758
From Israel to:
Customers in North America	—	56	107
Customers in Central and
South America	—	—	314
Customers in Europe	—	1,825	3,544
Customers in Asia	—	569	3,517
	$27,090	$48,566	$68,107

Net sales are attributable to countries based upon shipment destination and service location.

	December 31,
	2002	2001
	(in thousands)
Long-lived assets:
United States	$11,734	$25,755
Europe	162	321
	$11,896	$26,076

17.       Lease Commitments

Cylink leases its facilities and offices under various noncancelable operating leases. These leases expire at various dates through August 2009 and certain of the leases are renewable for an additional five years. In addition to the minimum lease payments, Cylink is responsible for insurance, repairs and certain other operating costs under the terms of the leases.

Under the terms of an operating lease, Cylink is required to maintain a restricted cash deposit with a financial institution to be used as collateral against future minimum lease allocations, until Cylink reaches some defined profitability goals.

Future minimum lease payments under all noncancelable operating leases are as follows (in thousands):

Year ending December 31,	Operating Leases

2003	$1,886
2004	1,533
2005	1,529
2006	1,512
2007	1,453
Subsequent to 2007	2,564
Total minimum payments	$10,477

Rent expense under operating leases totaled $3,969,000, $4,702,000, and $4,553,000 for the years ended December 31, 2002, 2001 and 2000, respectively.